Exhibit 99.1

NEWS RELEASE
CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2011
Summary:
•	Record first quarter EBITDA of $48.6 million and EBITDA per ton of $12.52

•	Metallurgical production expanding according to plan

•	More than 3 million tons of metallurgical coal contracted for 2011 and 2012 delivery at an average selling price of $173 per ton

•	More than 3 million tons of thermal coal for export in 2011 and 2012

•	Nearly 1 million tons of metallurgical coal for 2011 delivery remaining to be priced
          ST. LOUIS, April 21 — Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended March 31, 2011. For the 2011 first quarter, the Company reported record revenues of $577.0 million, record EBITDA of $48.6 million, a net loss of $15.3 million and net loss per share of $0.17. Revenues and EBITDA for the year-ago quarter were $467.3 million and $45.2 million, respectively. The 2010 first quarter EBITDA included a net gain on an exchange of assets of $23.8 million.
          “This quarter marked a very solid start for the year. We expect 2011 performance to be our best yet as a public company, with record sales of high-margin metallurgical coal,” noted Patriot President and Chief Executive Officer Richard M. Whiting. “Even more important are our strategies for further performance improvements in 2012 and beyond. We are intensely focused on our plans to expand metallurgical coal production to at least 11 million tons by 2013, and we have substantially increased our participation in export thermal markets. Further, as two major legacy coal supply agreements expire, we expect to realize increased EBITDA of around $50 million in 2012 and $150 million in 2013 from higher prices on these volumes. These key factors, coupled with other operating and commercial plans, will significantly enhance Patriot’s financial performance.”
          “In recent months, we continued to lock in annual metallurgical business that will result in excellent margins. We booked more than 3 million tons of met coal for 2011 and 2012 delivery at an average selling price of $173 per ton. Our average selling price for met coal for the remainder of 2011 now stands at nearly $150 per ton,” continued Whiting. “On the thermal side, we continued to benefit from rising prices in the global marketplace, and have now contracted more than 3 million tons for delivery to international markets in 2011 and 2012.”
Financial Overview
          Commenting on the first quarter, Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder noted, “Our EBITDA and EBITDA per ton continued to expand, marking our highest quarter since becoming a public company. This was a result of solid production across nearly all mining complexes, coupled with higher met sales and increased met pricing. On the cost side of the equation, our operating cost per ton in the 2011 first quarter came in as expected and was on the low end of our 2011 guidance. And we achieved higher EBITDA this quarter even while we experienced hard cutting and equipment issues at the Panther longwall mine.”
          Discussing met volume, Schroeder continued, “Our planned met expansion in 2011 is progressing well, and we increased met sales in the first quarter as a result of incremental production from our new and expanded mines. We continue to forecast 2011 met sales between 8.0 and 8.4 million tons.”
          Revenues in the 2011 first quarter were $577.0 million, compared with $467.3 million in the prior year quarter. Higher revenues in the 2011 quarter compared with the prior year resulted from both selling price and sales volume improvement in 2011.
          Sales in the first quarter totaled 8.0 million tons, including 6.1 million tons of thermal and 1.9 million tons of metallurgical coal. Total sales were five percent higher than the 7.6 million tons sold in the first quarter of 2010, which included 6.0 million tons of thermal and 1.6 million tons of metallurgical coal.
          EBITDA in the 2011 first quarter was $48.6 million, compared with $45.2 million in the same quarter of 2010. Higher EBITDA was driven by higher average selling prices and sales volumes. Additionally, the year-ago quarter benefited from a $23.8 million gain from a property transaction.

Credit and Capital
          As of March 31, 2011, the Company had available liquidity of just under $450 million, with a cash balance of $241.3 million and no borrowings on its revolving credit facility or its receivables securitization program.
          Capital expenditures totaled $30.4 million in the 2011 first quarter. For 2011, the Company expects capital expenditures to be in the guidance range of $150 to $175 million, as Patriot continues its metallurgical coal expansion program.
          During the quarter, the Company collected $115.7 million of outstanding notes receivable. This receipt replaced quarterly payments scheduled over the next four years, and resulted in a $5.9 million charge.
Safety and Environmental
          As a result of the Company’s comprehensive safety program, in the first quarter Patriot achieved an accident incidence rate of 2.60 per 200,000 hours worked, compared with an incidence rate of 3.53 for the 2010 year. Additionally, the Rivers Edge metallurgical mine in the Wells complex received the Mountaineer Guardian Safety Award for the second consecutive year, and four of the Company’s operations received Joseph A. Holmes Safety Association awards for their 2010 safety performance, including an award for zero safety incidents in 2010 at the Rocklick preparation plant.
          As part of Patriot’s continued safety focus, the Company recently established the Patriot Award. This new award is designed to recognize best-in-class safety performance and programs throughout Patriot’s mining portfolio, as well as share safety ideas throughout the Company. The Dodge Hill No. 1 underground mine won this inaugural award for its overall 2010 safety performance.
          In recognition of outstanding reclamation, Patriot operations also received five awards during the quarter, including an award granted to the Campbell’s Creek complex by the West Virginia Coal Association and the West Virginia Department of Environmental Protection for exceptional reclamation of surface areas.
Market Overview
          China has long been considered the leader in growing demand for both metallurgical and thermal coal. Over the next 20 years, India’s population is expected to surpass that of China, with their total combined populations approaching 3 billion. Within this timeframe, an additional 10 percent of both Chinese and Indian populations is expected to be urbanized. The simultaneous population growth and urban development of these two countries magnifies their need for substantially higher levels of commodities, including metallurgical and thermal coal.
          Global coal demand, coupled with constrained supply, is resulting in higher U.S. coal exports. Total coal exports from the U.S. are on track to reach 100 million tons in 2011. This represents a doubling of exports since 2006 and a 25 percent increase over the strong export market in 2010. In connection with this added demand, year-to-date coal production in Central Appalachia has increased over the prior year.
          U.S. metallurgical coal exports in 2010 were the highest in almost 20 years, and met markets remained robust during the 2011 first quarter. The Company is embarking on a multi-year expansion of met coal production to meet growing customer demand. During the quarter, a second continuous miner section began production at the Black Oak mine. Additionally, the Gateway Eagle mine in the Rocklick complex and the Workman Branch mine in the Wells complex are both expected to be brought on-line in the second quarter. Development work is also ongoing at the new Peerless mine in the Kanawha Eagle complex, which is projected to be operational in early 2012.
          Global thermal markets also continue to strengthen. During the quarter, the API2 forward price curve allowed for contracting of Appalachian thermal coal exports to Europe for deliveries through 2012 at prices more favorable than the domestic market. Patriot has contracted more than 2 million thermal tons for delivery to international markets in 2011. Equally important, the Company also contracted more than 1 million tons for delivery to international markets in 2012. While Patriot’s expansion has focused on met production up to this point, as the thermal market further tightens, the Company has abundant high-quality thermal reserves to grow production at the appropriate time.
          Patriot continues to develop and implement detailed growth plans to fully participate in these rapidly growing global coal markets. The Company expects to export 25 percent of its total 2011 shipments to meet international demand.
Outlook
          For the year 2011, the Company continues to anticipate sales volume in the range of 30 to 32 million tons, including metallurgical coal sales of 8.0 to 8.4 million tons. The Company continues to expect 2011 cost per ton in the range of $63 to $67 for the Appalachia segment and $40 to $43 for the Illinois Basin segment.

          Average selling prices of currently priced tons for the remainder of 2011 and for 2012 are as follows:

	2011		2012
(Tons in millions)	Tons	Price per ton	Tons	Price per ton
Appalachia — thermal	11.4	$60	9.5	$63
Illinois Basin — thermal	5.2	$41	3.6	$49
Appalachia — met	5.5	$149	0.8	$156

Total	22.1		13.9

          Priced thermal business for the remainder of 2011 and for 2012 includes 6.1 million tons and 4.7 million tons, respectively, related to legacy contracts priced significantly below the current market.
          The Company has 0.6 to 1.0 million tons of met coal and 1.0 to 1.3 million tons of thermal coal remaining to be priced for 2011 delivery.
Conference Call
          Management will hold a conference call to discuss the first quarter results on April 21, 2011, at 10:00 a.m. Central Time. The conference call can be accessed by dialing 800-230-1093, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-234-9959 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, access code 199328.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 active mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward-Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal, power and steel market conditions; coal mining laws and regulations; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance, including selenium-related matters; developments in greenhouse gas emission regulation and treatment; negotiation of labor contracts, labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; increases to contribution requirements to multi-employer retiree healthcare and pension plans; reductions of purchases or deferral of shipments by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
#  #  #  #  #

Condensed Consolidated Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2011 and 2010
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010
Tons sold	7,962	7,595

Revenues
Sales	$570,378	$464,208
Other revenues	6,646	3,049

Total revenues	577,024	467,257

Costs and expenses
Operating costs and expenses	515,986	433,491
Depreciation, depletion and amortization	44,702	49,612
Reclamation and remediation obligation expense	14,454	10,846
Sales contract accretion	(18,610)	(25,308)
Selling and administrative expenses	12,544	12,774
Net gain on disposal or exchange of assets	(43)	(23,796)
Loss (income) from equity affiliates	78	(448)

Operating profit	7,913	10,086
Interest expense and other	22,860	9,032
Interest income	(46)	(3,442)

Income (loss) before income taxes	(14,901)	4,496
Income tax provision	395	235

Net income (loss)	$(15,296)	$4,261

Weighted average shares outstanding
Basic	91,284,321	90,835,561
Effect of dilutive securities	—	1,331,396

Diluted	91,284,321	92,166,957

Earnings (loss) per share, basic and diluted	$(0.17)	$0.05

EBITDA	$48,606	$45,236

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Three Months Ended March 31, 2011 and 2010

	Three Months Ended March 31,
	2011	2010
Tons Sold (In thousands)
Appalachia Mining Operations	6,198	5,849
Illinois Basin Mining Operations	1,764	1,746

Total	7,962	7,595

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$495,678	$390,380
Illinois Basin Mining Operations	74,700	73,828
Appalachia Other	6,646	3,049

Total	$577,024	$467,257

Revenues per Ton — Mining Operations
Appalachia	$79.97	$66.74
Illinois Basin	42.35	42.28
Total	71.64	61.12
Operating Costs per Ton — Mining Operations (1)
Appalachia	$64.28	$54.99
Illinois Basin	40.98	38.38
Total	59.12	51.17

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$15.69	$11.75
Illinois Basin	1.37	3.90
Total	12.52	9.95

	Dollars in thousands
Past Mining Obligation Expense	$44,106	$43,466

Capital Expenditures (Excludes Acquisitions)	30,384	35,130

(1)	Operating costs are the direct costs of our mining operations, including income (loss) from equity affiliates, and excluding costs for past mining obligations, reclamation and remediation obligations, depreciation, depletion and amortization, restructuring and impairment charge and sales contract accretion.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
March 31, 2011 and December 31, 2010
(Dollars in thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Cash and cash equivalents	$241,338	$193,067
Receivables	196,371	207,365
Inventories	100,844	97,973
Other current assets	41,725	28,648

Total current assets	580,278	527,053
Net property, plant, equipment and mine development	3,148,859	3,160,535
Notes receivable	—	69,540
Investments and other assets	66,349	52,908

Total assets	$3,795,486	$3,810,036

Accounts payable and accrued liabilities	$407,842	$409,284
Below market sales contracts acquired	60,681	70,917
Current portion of debt	3,349	3,329

Total current liabilities	471,872	483,530
Long-term debt, less current maturities	452,214	451,529
Below market sales contracts acquired, noncurrent	79,203	92,253
Other noncurrent liabilities	1,948,157	1,939,643

Total liabilities	2,951,446	2,966,955
Common stock, paid-in capital and retained earnings	1,139,253	1,150,776
Accumulated other comprehensive loss	(295,213)	(307,695)

Total stockholders’ equity	844,040	843,081

Total liabilities and stockholders’ equity	$3,795,486	$3,810,036

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2011 and 2010
(Dollars in thousands)

	Three Months Ended March 31,
	2011	2010
Cash Flows from Operating Activities
Net Income (loss)	$(15,296)	$4,261
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	44,702	49,612
Sales contract accretion	(18,610)	(25,308)
Net gain on disposal or exchange of assets	(43)	(23,796)
Changes in working capital and other	(39,052)	27,341

Net cash provided by (used in) operating activities	(28,299)	32,110

Cash Flows from Investing Activities
Additions to property, plant, equipment and mine development	(30,384)	(35,130)
Additions to advance mining royalties	(6,753)	(5,177)
Proceeds from disposal or exchange of assets	279	400
Proceeds from notes receivable	115,679	9,500

Net cash provided by (used in) investing activities	78,821	(30,407)

Cash Flows from Financing Activities
Long-term debt payments	(1,608)	(2,494)
Deferred financing costs	(1,605)	(900)
Proceeds from employee stock programs	962	1,082

Net cash used in financing activities	(2,251)	(2,312)

Net increase (decrease) in cash and cash equivalents	48,271	(609)
Cash and cash equivalents at beginning of period	193,067	27,098

Cash and cash equivalents at end of period	$241,338	$26,489

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income (Loss) to EBITDA (Unaudited)
For the Three Months Ended March 31, 2011 and 2010
(Dollars in thousands)

	Three Months Ended March 31,
Reconciliation of net income (loss) to EBITDA	2011	2010
Net income (loss)	$(15,296)	$4,261
Depreciation, depletion and amortization	44,702	49,612
Reclamation and remediation obligation expense	14,454	10,846
Sales contract accretion	(18,610)	(25,308)
Restructuring and impairment charge	147	—
Interest expense and other	22,860	9,032
Interest income	(46)	(3,442)
Income tax provision	395	235

EBITDA	$48,606	$45,236

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.